Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2019 relating to the consolidated financial statements of Port Imperial Partners, LLC and its subsidiaries for the year ended December 31, 2018, appearing in Amendment No. 2 to the Annual Report on Form 10-K of Hovnanian Enterprises, Inc. for the year ended October 31, 2020.

/s/ Deloitte & Touche LLP

New York, New York

March 30, 2021